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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM N-8A

                      NOTIFICATION OF REGISTRATION FILED
                       PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940

        THE UNDERSIGNED INVESTMENT COMPANY HEREBY NOTIFIES THE SECURITIES AND EXCHANGE COMMISSION THAT IT REGISTERS UNDER AND PURSUANT TO THE PROVISIONS OF
SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940 AND IN CONNECTION WITH SUCH NOTIFICATION OF REGISTRATION SUBMITS THE FOLLOWING INFORMATION:

                    NAME:  VANGUARD WHITEHALL FUNDS, INC.

  ADDRESS OF PRINCIPAL BUSINESS OFFICER (NUMBER AND STREET, CITY, STATE, ZIP
                                    CODE):

                                P.O. BOX 2600
                       VALLEY FORGE, PENNSYLVANIA 19482

           TELEPHONE NUMBER (INCLUDING AREA CODE):  (610) 669-1000

              NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                             RAYMOND J. KLAPINSKY
                                 P.O. BOX 876
                       VALLEY FORGE, PENNSYLVANIA 19482

                            CHECK APPROPRIATE BOX:

REISTRANT IS FILING A REGISTRATION STATEMENT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940 CONCURRENTLY WITH THE FILING OF FORM N-8A:

                         YES /X/               NO / /

                                  SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE INVESTMENT COMPANY ACT OF 1940, THE REGISTRANT HAS CAUSED THIS NOTIFICATION OF REGISTRATION TO BE DULY SIGNED ON ITS BEHALF ON THE 8TH DAY OF DECEMBER 1995.

                        VANGUARD WHITEHALL FUNDS, INC.

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